Exhibit 17.2

Sent: Wed 4/8/2009 9:36 PM
From: Bambi Francisco [bambi@vator.tv]
To: Jeff Peterson; Jim Dixon

Subject: SiteSearch BoD

Hi, Jeff and Jim:

I’d like to step down from the board. It’s mainly because there is not D&O insurance for SiteSearch.

Best,

Bambi Franisco